Exhibit 10.1
Ameresco Inc.

Stock Ownership Guidelines

The Board of Directors of Ameresco Inc. has adopted these stock ownership guidelines in order to encourage the company’s executive officers and certain other senior management members to obtain a significant ownership interest in the company, thereby helping align their interests with those of the company’s stockholders.

Stock Ownership Levels

Chief Executive Officer: 5x Base Salary
Executive Vice President: 3x Base Salary
Senior Vice President: 2x Base Salary
Vice President: 1x Salary

Qualifying Shares

The following shares/interests will be included in calculating stock ownership level:	The following shares/interests will not be included in calculating stock ownership level:
•Outstanding shares of common stock

•Unexercised, vested in-the-money stock options to be calculated on the day before of the anniversary date of the plan year

•Any other vested grants or account balances under share-based company compensation plan

•Employee stock purchase plan share
•Unvested stock option

The shares/interests listed in the first column above will be included if: (1) owned or held directly, jointly with or separately by the executive, his or her spouse, his or her children, or a trust for the benefit of any of the foregoing; or (2) the executive otherwise has a direct or indirect pecuniary interest in such shares/interests (as determined pursuant to Rule 16a-1(a)(2) of the Exchange Act).

Measurement and Valuation

•Progress towards satisfaction of the applicable stock ownership level will be assessed annually on January 1st each year (each, a “Measurement Date”).

•Shares of the company’s common stock will be valued based on the closing price on the trading day immediately preceding the Measurement Date.

•Vested stock options, including vested performance-based stock options, will be valued based on the Retention Percentage (as defined in Implementation Rule 2) of the estimated net value of such shares.

•Net value means after payment of any exercise or purchase price.

Implementation Rules

1.Newly hired and newly promoted executives are expected to accumulate the applicable stock ownership level within five years from the date of hire, promotion or initial election, as applicable. Executives serving on the date of initial adoption of these guidelines are expected to accumulate the applicable stock ownership level by April 24, 2024. During his or her phase-in period, each executive can specify which of his or her holdings will be included in the calculation made on each Measurement Date.

2. Until the first Measurement Date as of which an executive has accumulated shares/interests that satisfy the applicable stock ownership level, he or she is expected to retain at least 80% of the net shares actually received upon the exercise or vesting of any equity award granted by the company as compensation (other than any awards that are granted in lieu of cash compensation otherwise earned). An executive may commit to a higher Retention Percentage with respect to any particular equity grant. The retention percentage with respect to any particular equity grant is referred to as the “Retention Percentage” for such award.

3. Following the first Measurement Date as of which an executive has accumulated shares/interests that satisfy the applicable stock ownership level (such shares/interests, the “Qualifying Shares”), he or she:

(a) may not sell any of the Qualifying Shares if doing so would result in his or her stock ownership level at the time of sale falling below the applicable stock ownership level (provided that with respect to any stock options and performance based stock options that were included in the calculation of the Qualifying Shares, the executive is permitted to sell any of the underlying shares that are in excess of the Retention Percentage with respect to such equity award); and

(b) is not required to purchase more shares to offset any subsequent decline in the value of the Qualifying Shares or to reflect any adjustment in base salary (other than an adjustment made in connection with a promotion that results in the executive becoming subject to a new stock ownership level and a new phase-in period).

4. The Chief Executive officer may grant exceptions to these guidelines based on an executive’s specific individual circumstances as it deems appropriate, provided that only the Board or the Compensation Committee may grant exceptions to these guidelines with respect to the Chief Executive Officer.

5. The Board reserves the right to amend or terminate these guidelines as it deems appropriate. The Board delegates to the Compensation Committee the authority to administer and interpret these guidelines.

Adopted by the Board of Directors: April 24, 2019
Amended by the Board of Directors: October 28, 2020